EXHIBIT 10.8

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NORWEST BANK MINNESOTA,
NATIONAL ASSOCIATION                                            CREDIT AGREEMENT

This Credit Agreement (the "Agreement") is made as of April 30, 1997 (the "Effective Date"), and is between Norwest Bank Minnesota, National Association (the "Bank") and Daktronics, Inc. (the "Borrower").

BACKGROUND

The Bank is the holder of that certain Revolving Note dated September 30, 1996 (the "Old Revolving Note") made by the Borrower in the face amount of $10,000,000.00. The Old Revolving Note evidences indebtedness for direct borrowings under a revolving line of credit established by the Bank for the benefit of the Borrower in the amount of $10,000,000.00. The Borrower has requested the Bank (i) to renew the line of credit to September 30, 1998, (ii) to provide for an increase of the amount of the line of credit from $10,000,000.00 to $15,000,000.00, and (iii) to continue to issue letters of credit upon the Borrower's request under the revolving line of credit. The Bank is willing to grant the Borrower's requests, subject to the provisions of this Agreement.

Accordingly, in consideration of the promises contained in this Agreement, the Borrower and the Bank agree as follows:

1.       LINE OF CREDIT

1.1 LINE OF CREDIT AMOUNT. During the availability period described below (the "Line Availability Period"), the Bank agrees to provide a committed revolving line of credit (the "Line") to the Borrower. Outstandings under the Line will not, at any one time, exceed the difference of the Borrowing Base minus the L/C Exposure (hereinafter defined). As used herein, "Borrowing Base" shall mean an amount equal to (i) Fifteen Million and No/100 Dollars ($15,000,000.00) during the period June 1 through December 31 of each year, and (ii) Ten Million and No/100 Dollars ($10,000,000.00) during the period January 1 through May 31 of each year.

1.2 LINE AVAILABILITY PERIOD. The Line Availability Period will mean the period from the Effective Date to September 30, 1998 (the "Line Expiration Date").

1.3 ADVANCES. The Borrower's obligation to repay all advances made under the Line will be evidenced by a single promissory note (the "Revolving Note") dated as of the Effective Date and in form and content acceptable to the Bank. Reference is made to the Revolving Note for terms relating to interest rate, repayment and other conditions governing the Line.

1.4      STANDBY LETTERS OF CREDIT

(a) As used herein, the term "L/C Exposure" shall mean the sum of (i) the aggregate amount available to all beneficiaries under all outstanding Standby L/Cs, and (ii) the aggregate amount paid by the Bank on drafts drawn under Standby L/Cs for which the Bank has not been reimbursed by the Borrower, plus accrued interest thereon. During the Line Availability Period, the Bank agrees to issue standby letters of credit for the account of the Borrower (each a "Standby L/C," collectively the "Standby L/Cs"); provided, however, that the L/C Exposure shall not exceed $2,000,000.00 at any one time. Each Standby L/C must expire prior to 180 days after the Line Expiration Date. Each Standby L/C shall be subject to the provisions of that certain Master Security Agreement for Irrevocable Standby Letter of Credit executed by the Borrower on July 29, 1993 (the "Master Agreement"), and to such other documents as the Bank requires.


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(b)      The Borrower will pay a standby letter of credit fee of 1.50% per annum on the face amount of each Standby L/C, subject to a minimum fee of $250, and calculated on the basis of actual days elapsed in a 360-day year. This fee will be paid monthly in advance, and is in addition to all other fees or expenses provided for in the Master Agreement.

(c) The availability under the Line will be reduced dollar for dollar by the L/C Exposure.

(d) Should a default occur under this Agreement, and such default remains in existence beyond any cure period provided therefor, the Bank may require the Borrower to deposit with it, in a non-interest bearing account, immediately available funds equal to the L/C Exposure. The Borrower hereby grants the Bank a security interest in these funds, which will be security for all of the Borrower's obligations to the Bank.

2.       FEES AND EXPENSES

2.1 FACILITY FEE. During the Line Availability Period the Borrower will pay the Bank a facility fee of 0.15% per annum on the average daily amount by which the Borrowing Base exceeds outstandings under the Line. This fee will be paid monthly in arrears, beginning May 1, 1997.

2.2 EXPENSES. The Borrower agrees to pay all expenses incurred by the Bank in connection with the administration, amendment and enforcement of this Agreement and related documents. Expenses to be reimbursed by the Borrower include, but are not limited to, reimbursement for reasonable attorneys' fees, including the cost of the Bank's in-house counsel.

3.       DISBURSEMENTS AND PAYMENTS

3.1 REQUESTS FOR ADVANCES. Each advance under the Line must be requested by telephone or in a writing delivered to the Bank by any person reasonably believed by the Bank to be an authorized officer of the Borrower. The Bank will not consider any request for an advance under the Line if there is an event which is, or with notice or the lapse of time would be, an event of default under this Agreement. Proceeds from an advance will be deposited into the Borrower's account at the Bank or disbursed in such other manner as the Bank and the Borrower mutually agree.

3.2 OPTIONAL INTEREST RATES. According to the terms of the Revolving Note, the Borrower may elect interest rates based on the LIBOR index. To elect the LIBOR Rate Option, as defined in the Revolving Note, the Borrower must request a quote from the Bank three days prior to funding. This request must designate an amount (the "LIBOR Rate Portion") and a period (the "LIBOR Interest Period"). The LIBOR Rate Portion must be $100,000 or multiples thereof, and the LIBOR Interest Period will be for 30, 60 or 90 days. The LIBOR Interest Period may not extend later than the Line Expiration Date. The Bank shall not be obligated to provide a LIBOR rate quote if it determines that no deposits with an amount and maturity equal to those for which a quotation has been requested are available to it in the London interbank market. The Borrower must orally accept a quote at the time of receipt or it will be deemed rejected. If accepted, the LIBOR Rate Option will remain in effect for the LIBOR Interest Period specified in the quote. At the end of each LIBOR Interest Period the principal amount subject to the LIBOR Rate Option shall bear interest at the Base Rate Option (as defined in the Revolving Note).


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3.3      PAYMENTS. All principal, interest and fees due under this Agreement will be paid to the Bank by the direct debit of available funds on deposit in the Borrower's account with the Bank. The Bank will debit the account on the dates the payments become due. If a due date does not fall on a day on which the Bank is open for substantially all of its business (a "Banking Day," except as otherwise provided), the Bank will debit the account on the next Banking Day, and interest will continue to accrue during the extended period. If there are insufficient funds in the account on the day the Bank enters any debit authorized by this Agreement, the debit will be reversed and the payment will be due immediately without necessity of demand by direct remittance of immediately available funds. For amounts bearing interest at the LIBOR Rate (if any), a Banking Day is a day on which the Bank is open for business and on which dealings in U.S. dollar deposits are carried on in the London interbank market.

4.       CONDITIONS PRECEDENT

         Prior to the Effective Date, the Borrower must deliver to the Bank the documents described in the attached Exhibit A, properly executed and in form and content acceptable to the Bank. Prior to each request for an advance, or the issuance of a Standby L/C, under this Agreement, the Borrower must also deliver to the Bank any additional documents that are described in Exhibit A as a condition precedent to any such advance or issuance.

5.       REPRESENTATIONS AND WARRANTIES

         To induce the Bank to enter into this Agreement, the Borrower hereby makes the representations and warranties contained in the attached Exhibit B, which is incorporated herein by reference. Each request for an advance, or the issuance of a Standby L/C, under this Agreement constitutes a reaffirmation of these representations and warranties.

6.       COVENANTS

         During the Line Availability Period and thereafter until all amounts due under this Agreement are paid in full, unless the Bank shall otherwise agree in writing, the Borrower agrees to:

6.1      FINANCIAL INFORMATION

(a) Annual Financial Statements. Provide the Bank, within 90 days of the Borrower's fiscal year end, the Borrower's consolidated, annual financial statements. The statements must be audited with an unqualified opinion by a certified public accountant acceptable to the Bank.

(b) Gross Profit Margin Report and Compliance Certificate. Provide the Bank, within 30 days of each quarter-end, (i) an estimated gross margin report as of the end of such quarter, and (ii) a compliance certificate in the form of Exhibit C, signed by an officer of the Borrower, which
         (A) attests to the accuracy of the financial statements, and (B) certifies and demonstrates that the Borrower remains in compliance with the covenants contained in this Agreement.

(c) Interim Financial Statements. Provide the Bank, within 30 days of each month-end, the Borrower's interim financial statements prepared on a consolidated basis and certified as correct in form acceptable to the Bank.

(d) Notices. Provide the Bank prompt written notice of (i) any event which has or might after the passage of time or the giving of notice, or both, constitute an event of default under this Agreement, or (ii) any event that would cause the representations and warranties contained in this Agreement to be untrue.

(e) Additional Information. Provide the Bank with such other information as it may reasonably request, and permit the Bank to visit and inspect its properties and examine its books and records.


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6.2      FINANCIAL MEASUREMENTS

(a) Tangible Net Worth. Maintain its Tangible Net Worth at a level equal to or greater than (i) $19,500,000.00 at all times from April 1, 1997 through April 30, 1998, and (ii) $21,500,000.00 at all times after April 30, 1998 (if the Line is renewed beyond said date).

         "Tangible Net Worth" means total assets less total liabilities and less intangible assets.

(b) Total Liabilities to Tangible Net Worth Ratio. Maintain a ratio of total liabilities to Tangible Net Worth of less than 1.0 to 1.0 at all times.

(c) Current Ratio. Maintain a ratio of current assets to current liabilities (determined in accordance with Generally Accepted Accounting Principles) of at least 1.40 to 1.0 at all times.

(d) Net Profit. Achieve a net profit after taxes (determined in accordance with Generally Accepted Accounting Principles) at a level equal to or greater than (i) $300,000.00 for the three-month period ending July 31, 1997, (ii) $600,000.00 for the six-month period ending October 31, 1997, (iii) $900,000.00 for the nine-month period ending January 31, 1998, and (iv) $1,200,000.00 for the fiscal year ending April 30, 1998.


6.3      OTHER COVENANTS

(a) Other Liens. Refrain from allowing or suffering any security interest or lien on property it owns now or in the future, except:

         (i) Liens which secure purchase money indebtedness allowed under this Agreement.

         (ii) The pledge or sale of advertising rights or contract rights relative to an individual scoreboard or other display for the purpose of securing indebtedness used to finance the construction and installation of such scoreboard or other display. Any such pledge or sale must be disclosed to the Bank in writing when created.

(b) Guaranties. Refrain from assuming, guaranteeing, endorsing or otherwise becoming contingently liable for any obligations of any other person, exceeding $5,000,000.00 in the aggregate.

(c) Insurance. Cause its properties to be adequately insured by a reputable and solvent insurance company against loss or damage, and to carry such other insurance (including business interruption insurance) as is usually carried by persons engaged in the same or similar business.

(d) Nature of Business. Refrain from engaging in any line of business materially different from that presently engaged in by the Borrower.

(e) Merger. Refrain from consolidating, merging, pooling, syndicating or otherwise combining with any other entity.

(f) Maintenance of Properties. Make all repairs, renewals or replacements necessary to keep its plant, properties and equipment in good working condition.

(g)      Books and Records. Maintain adequate books and records.

(h) Compliance with Laws. Comply with all laws and regulations applicable to its business.

(i) Preservation of Rights. Maintain and preserve all rights, privileges, charters and franchises it now has.


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(j)      Business Acquisition. Refrain from purchasing or otherwise acquiring all or substantially all of the assets of any other person, firm, corporation or other entity if, after giving effect to such acquisition, the aggregate amount of all such acquisitions during any fiscal year would exceed $5,000,000.00.

         The covenants contained in this Section 6 were negotiated by the Bank and Borrower based on information provided to the Bank by the Borrower. A breach of a covenant is an indication that the risk of the transaction has increased. In consideration for any waiver or modification of these covenants, the Bank may require: additional collateral, guaranties or other credit support; higher fees or interest rates; and/or revised loan documentation or monitoring. The waiver or modification of any covenant that has been violated by the Borrower will be made in the sole discretion of the Bank. These options do not limit the Bank's right to exercise its rights under Section 7 of this Agreement.

7.       EVENTS OF DEFAULT AND REMEDIES

7.1      DEFAULT

         Upon the occurrence of any one or more of the following events of default, or at any time thereafter, unless such default is cured, the Bank may declare the Line to be terminated and/or declare the unpaid principal, accrued interest and all other amounts payable under the Revolving Note and the Master Agreement to be immediately due and payable:

(a) Default in the payment when due of any principal or interest due under the Revolving Note, and continuance for 5 days.

(b) The occurrence of any event of default under the Master Agreement, and such event of default remains in existence beyond any notice and cure period provided therefor.

(c) Default in the observance or performance of any covenant or agreement contained in this Agreement (other than defaults addressed elsewhere in this Section 7), and continuance for more than 30 days.

(d) Default by the Borrower in any agreement with the Bank or any other lender that relates to indebtedness or contingent liabilities which would allow the maturity of such indebtedness to be accelerated.

(e) Any representation or warranty made by the Borrower to the Bank is untrue in any material respect when deemed to have been effective.

(f) Any litigation or governmental proceeding against the Borrower seeking an amount in excess of $1,000,000.00 results in a judgment equal to or in excess of that amount against the Borrower, which judgment remains unsatisfied and in effect for a period of 30 days without a stay of execution.

(g) Any litigation or governmental proceeding against the Borrower seeking an amount in excess of $3,000,000.00 either (i) results in a judgment equal to or in excess of that amount against the Borrower, or (ii) remains unresolved on the 365th day following its inception.

(h) A garnishment summons, levy or writ of attachment is issued against or served upon the Bank for the attachment of any property of the Borrower in the Bank's possession, or upon indebtedness owed to the Borrower by the Bank.

7.2      IMMEDIATE DEFAULT

         If, with or without the Borrower's consent, a custodian, trustee or receiver is appointed for any of the Borrower's properties, or if a petition is filed by or against the Borrower under the United States Bankruptcy Code, then the Line shall immediately terminate and the unpaid principal,


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         accrued interest and all other amounts payable under the Revolving Note and the Master Agreement will become immediately due and payable, without notice or demand.

8.       MISCELLANEOUS.

8.1 360 Day Year. All interest and fees due under this Agreement will be calculated on the basis of actual days elapsed in a 360 day year.

8.2 GAAP. Except as otherwise stated in this Agreement, all financial information provided to the Bank and all calculations for compliance with financial covenants will be made using Generally Accepted Accounting Principles consistently applied ("GAAP").

8.3 No Waiver; Cumulative Remedies. No failure or delay by the Bank in exercising any rights under this Agreement shall be deemed a waiver of those rights. The remedies provided for in the Agreement are cumulative and not exclusive of any remedies provided by law.

8.4 Amendments or Modifications. Any amendment or modification of this Agreement must be in writing and signed by the Bank. Any waiver of any provision in this Agreement must be in writing and signed by the Bank.

8.5 Binding Effect; Assignment. This Agreement and the related documents are binding on the successors and assigns of the Borrower and Bank. The Borrower may not assign its rights under this Agreement or the related documents without the Bank's prior written consent. The Bank may sell participations in or assign this Agreement and the related documents and exchange financial information about the Borrower with actual or potential participants or assignees. At least 30 days prior to such an exchange of information, the Bank will provide the Borrower with written notice identifying the prospective assignee or participant.

8.6 Minnesota Law. This Agreement will be governed by the substantive laws of the State of Minnesota.

8.7 Severability of Provisions. If any part of this Agreement or the related documents are unenforceable, the rest of this Agreement or the related documents may still be enforced.

8.8 Integration. This Agreement and the related documents contain the entire understanding between the parties, and supersede all prior agreements (including without limitation that certain Credit Agreement dated April 20, 1994 (as amended)) between the Bank and the Borrower relating to the Line, whether verbal or in writing.

Address for notices to Bank:                Address for notices to Borrower:

Norwest Bank Minnesota,                     Daktronics, Inc.
  National Association                      331-32nd Avenue
Bloomington Office                          P.O. Box 128
7900 Xerxes Avenue South                    Brookings, South Dakota  57006-0128
Bloomington, Minnesota  55479-2206


NORWEST BANK MINNESOTA,                     DAKTRONICS, INC.
  NATIONAL ASSOCIATION


BY: ___________________________             BY: ___________________________
SHARLYN G. REKENTHALER,
VICE PRESIDENT                              ITS: __________________________


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[LOGO]
NORWEST BANK MINNESOTA,
NATIONAL ASSOCIATION                                             REVOLVING NOTE


$15,000,000.00                                                 April ____, 1997


FOR VALUE RECEIVED, Daktronics, Inc. (the "Borrower") promises to pay to the order of Norwest Bank Minnesota, National Association (the "Bank"), at its Bloomington Office or such other address as the Bank or holder may designate from time to time, the principal sum of Fifteen Million and No/100 Dollars ($15,000,000.00), or the amount shown on the Bank's records to be outstanding, plus interest (calculated on the basis of actual days elapsed in a 360-day year) accruing on the unpaid balance at the annual interest rates defined below. Absent manifest error the Bank's records will be conclusive evidence of the principal and accrued interest owing hereunder.

This Revolving Note is issued pursuant to a Credit Agreement of even date herewith between the Bank and the Borrower (the "Agreement"). The Agreement, and any amendments or substitutions thereto, contain additional terms and conditions including default and acceleration provisions. The terms of the Agreement are incorporated into this Revolving Note by reference. Capitalized terms not expressly defined herein shall have the meanings given them in the Agreement.

INTEREST RATES.

BASE RATE OPTION. Unless the Borrower chooses the LIBOR Rate Option as defined below, the principal balance outstanding under this Revolving Note will bear interest at an annual rate equal to the Base Rate, floating (the "Base Rate Option"). The Base Rate is the "base" or "prime" rate of interest established by the Bank from time to time.

LIBOR RATE OPTION. Subject to the terms and conditions of the Agreement, the Borrower may elect that all or portions of the principal balance of this Revolving Note bear interest at the LIBOR Rate plus 2.0% (the "LIBOR Rate Option"). Specific reference is made to the "Disbursements And Payments" Section of the Agreement for terms governing the designation of interest periods and rate portions.

The LIBOR Rate will be computed in accordance with the following formula.

         LIBOR Rate =     London Interbank Rate
                          1.00 - Reserve Percentage

         Where,

         (i) "London Interbank Rate" means the average rate at which U.S. Dollar deposits with a term equal to the applicable LIBOR Interest Period and in an amount equal to the LIBOR Rate Portion are offered to the Bank on the London Interbank Market.

         (ii) "Reserve Percentage" means the Federal Reserve System requirement (expressed as a percentage) applicable to the dollar deposits used in calculating the LIBOR Rate above.

REPAYMENT TERMS

INTEREST. Interest will be payable on the last day of each month, beginning April 30, 1997, and at maturity.

PRINCIPAL. Principal will be repayable on September 30, 1998. Additionally, the Borrower shall at all times cause the outstanding principal balance of this Revolving Note to be equal to or less than the limits set forth in Section 1.1 of the Agreement.


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PREPAYMENT. The Borrower may prepay all or any portion of principal accruing interest under the Base Rate Option without premium or penalty. Each prepayment of principal accruing interest under the LIBOR Rate Option, whether voluntary or by reason of acceleration, will be accompanied by accrued interest on the prepaid portion and a prepayment premium equal to the amount, if any, by which:

         (i) the additional interest that would have been payable on the amount prepaid if it had not been paid until the last day of the relevant LIBOR Interest Period, exceeds

         (ii) the interest that would have been recoverable by the Bank by reinvesting the amount prepaid from the prepayment date to the last day of the relevant LIBOR Interest Period in a like kind investment.

ADDITIONAL TERMS AND CONDITIONS. The Borrower agrees to pay all costs of collection, including reasonable attorneys' fees and legal expenses, incurred by the Bank in the event this Revolving Note is not duly paid. Demand, presentment, protest and notice of nonpayment and dishonor of this Revolving Note are expressly waived. This Revolving Note will be governed by the substantive laws of the State of Minnesota.

                                       DAKTRONICS, INC.


                                       BY: ____________________________

                                       ITS: ___________________________


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                                    EXHIBIT A

CONDITIONS PRECEDENT

NOTE:  Revolving Note.

L/C APPLICATIONS

Prior to the issuance of each Standby L/C, the Borrower shall submit to the Bank an Application and Agreement for Irrevocable Standby Letter of Credit, as contemplated by the Master Agreement.

AUTHORIZATION

Corporate Certificate of Authority. A certificate of the Borrower's corporate secretary as to the incumbency and signatures of the officers of the Borrower signing the Credit Agreement and the related documents, and containing a copy of resolutions of the Borrower's board of directors authorizing execution, delivery and performance of the Credit Agreement and related documents.

OTHER

Evidence of Insurance. Evidence that the insurance required under the "Covenants" Section of the Credit Agreement is in force

    All of the foregoing shall be in form and content acceptable to the Bank.


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                                    EXHIBIT B

                         REPRESENTATIONS AND WARRANTIES

Corporate Status. The Borrower is a corporation, duly formed and in good standing under the laws of the State of South Dakota.

Authorization. The execution, delivery and performance by the Borrower of the Credit Agreement and the related documents is within the Borrower's powers, and has been duly authorized, and does not conflict with any of its organizational papers or any other agreement by which the Borrower is bound.

Financial Reports. The Borrower has provided the Bank with its annual audited financial statement dated April 30, 1996, and its unaudited interim financial statement dated March 31, 1997, and these statements fairly represent the financial condition of the Borrower as of their respective dates and were prepared in accordance with GAAP.

Litigation. There is no litigation or governmental proceeding pending or threatened against the Borrower which could have a material adverse effect on the Borrower's financial condition or business.

Taxes. The Borrower has paid when due all federal, state and local taxes.

No Default. There is no event which is, or with notice or the lapse of time would be, an event of default under the Credit Agreement or under the Credit Agreement dated April 20, 1994 (as amended).

ERISA. The Borrower is in compliance in all material respects with ERISA and has received no notice to the contrary from the PBGC or other governmental area.

Environmental Matters. To the best knowledge of the officers of the Borrower,
(i) the Borrower is in compliance in all material respects with all applicable environmental, health, and safety statutes and regulations, (ii) the Borrower is not the subject of any "Superfund" evaluations, and (iii) the Borrower has not incurred, directly or indirectly, any material contingent liability in connection with the release of any toxic or hazardous waste or substance into the environment.


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                                    EXHIBIT C

                                DAKTRONICS, INC.

                       OFFICER'S CERTIFICATE OF COMPLIANCE

In accordance with the Credit Agreement dated April ____, 1997 between Norwest Bank Minnesota, National Association (the "Bank") and Daktronics, Inc. (the "Borrower") attached are the financial statements of the Borrower for the period ending ___________________, 199__.

I certify that the financial statements have been accurately prepared in accordance with generally accepted accounting principles applied on a basis consistent with those applied in the annual financial statements. I also certify that as of ______________________, 199___, the Borrower is in compliance with the covenants stated in the Credit Agreement. The calculations made to determine compliance were as follows:

                                                   ACTUAL               REQUIREMENT
TANGIBLE NET WORTH
     Net Worth
                                                --------------
     (-) Intangible Assets
                                                --------------
Tangible Net Worth                             $                    Minimum $19,500,000.00
                                                ==============

TOTAL LIABILITIES TO TANGIBLE NET WORTH RATIO
Total Liabilities
                                                --------------
     Net Worth
                                                --------------
     (-) Intangible Assets
                                                --------------
Tangible Net Worth
                                                --------------
Total Liabilities/Tangible Net Worth                                Maximum 1.0 to 1.0
                                                ==============

CURRENT RATIO
Current Assets
                                                --------------
Current Liabilities
                                                --------------
Current Assets/Current Liabilities                                  Minimum 1.40 to 1.0
                                                ==============

NET PROFIT
Net Profit                                                          Minimum $_____________
                                                ==============
ACQUISITIONS
     Aggregate amount of all
     acquisitions during fiscal
     year ending April 30, 199__               $                    Maximum $5,000,000.00
                                                ==============


Furthermore, I have no knowledge of the occurrence of an Event of Default under the Credit Agreement or of any event which with notice or lapse of time would constitute an Event of Default pursuant to the terms of the Credit Agreement, except those specifically stated below.

DAKTRONICS, INC.

BY: _______________________________
ITS: ______________________________
DATE: _____________________________, 199__